Exhibit 15.1
Valero Energy Corporation
One Valero Way
San Antonio, Texas 78249
We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Premcor Inc. and The Premcor Refining Group Inc. (collectively “Premcor”) for the six-month periods ended June 30, 2005 and 2004, and have issued our reports dated July 28, 2005. As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.
We are aware that our reports referred to above, which are included in Premcor’s Quarterly Reports on Form 10-Q for the quarter ended June 30, 2005, are included in this Current Report on Form 8-K/A and will be incorporated by reference in Registration Statement No. 333-106949 and 333-116668, as amended, on Form S-3 and Registration Statement Nos. 333-31709, 333-31721, 333-31723, 333-31727, 333-81844, 333-81858, 333-106620, 333-118731, 333-125082 and 333-129032 on Form S-8 of Valero Energy Corporation and subsidiaries.
We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
/s/ Deloitte & Touche LLP
Stamford, CT
November 14, 2005